BRIAN L. BROGAN
                                 Attorney At Law
                        4500 Main Street, P.O. Box 418210
                        Kansas City, Missouri 64141-9210
                             Telephone (816)340-7276
                            Telecopier (816)340-4964

January 19, 2001

American Century Sierra Funds, Inc.
American Century Tower
4500 Main Street
Kansas City, Missouri  64111


Ladies and Gentlemen:

         As counsel to American Century Sierra Funds, Inc., I am generally familiar with its affairs. Based upon this familiarity, and upon the examination of such documents as I have deemed relevant, it is my opinion that the shares of the Corporation described in its Initial Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on or about January 19, 2001, will, when issued, be validly issued, fully paid and nonassessable.

         For the record, it should be stated that I am an officer and employee of American Century Services Corporation, an affiliated corporation of American Century Investment Management, Inc., the investment advisor of American Century Sierra Funds, Inc.

         I hereby consent to the use of this opinion as an exhibit to the Initial Registration Statement.

                             Sincerely,

                             /s/Brian L. Brogan
                             Brian L. Brogan